(d)(2)(ii)

November 18, 2022

Catrina Willingham

Vice President – Division Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327-4347

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Series EME Fund (the "Fund"), a newly established series of Voya Equity Trust, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham_______

Name: Catrina Willingham

Title: Vice President – Division Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Global Bond Fund	0.1800%

Direct Investments1
Voya Global Diversified Payment	0.1350%

Fund	Underlying Funds2

0.0360%

Voya Global High Dividend Low	0.2300%
Volatility Fund

1"A "Direct Investment" is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Direct Investments3
Voya Global Perspectives® Fund	0.1350%
Underlying Funds4

0.0450%

Voya International High Dividend	0.2300%
Low Volatility Fund

Voya Multi-Manager Emerging	[REDACTION]
Markets Equity Fund

Voya Multi-Manager International	[REDACTION]
Factors Fund

Voya Russia Fund	0.5625%

Voya VACS Series EME Fund	[REDACTION]

Effective Date: November 18, 2022, to reflect the addition of Voya VACS Series EME Fund.

3"Direct Investments" shall mean assets which are not Underlying Funds.

4"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.